Exhibit 99.1

Cepton, Inc. Announces Agreement for $100 Million Investment from Koito Manufacturing

SAN JOSE, CA, October 27, 2022 – Cepton, Inc. (“Cepton”) (Nasdaq: CPTN), a Silicon Valley innovator and leader in high performance lidar solutions, announced today that it has entered into a binding investment agreement dated October 27, 2022 (“Investment Agreement”) for a $100 million investment from its long-term automotive Tier 1 partner and current shareholder, Koito Manufacturing Co., Ltd. (“Koito”) (TSE: 7276). As previously reported, the investment will be used to fund Cepton’s next stage of growth as it scales its lidar solutions for mass deployment.

Under the terms of the Investment Agreement, which has been unanimously approved by Cepton’s board of directors, Koito will purchase $100 million of convertible preferred stock (the “Preferred Stock”), with a purchase price of $1,000 per share. The Preferred Stock will be convertible, beginning on the first anniversary of the issue date, into shares of Cepton’s common stock at an approximate initial conversion price of $2.585 per share, representing a 10.00% premium to Cepton’s volume-weighted average price over the trailing 20 trading day period ending on October 26, 2022. The initial conversion price also represents a 13.4% premium to Cepton’s closing price on October 26, 2022 and a 7.0% premium to Cepton’s average closing price over the past five trading days. At Cepton’s election, the Preferred Stock carries a 4.250% per annum dividend if paid in kind or a 3.250% per annum dividend if paid in cash, in each case paid quarterly in arrears.

Dating back to 2017, Cepton and Koito have a strong history of collaboration, and this marks Koito’s third investment in Cepton since 2020. As a direct result of their partnership, Cepton and Koito were awarded the industry’s largest known ADAS lidar series production award.

“We are excited to further strengthen our partnership with Koito and remain deeply grateful for Koito’s continued support. This investment solidifies Cepton’s financial position, and allows us to continue our execution excellence as we focus on commercialization and mass market deployment of our lidar sensors,” said Dr. Jun Pei, Cepton’s Co-Founder and CEO.

“We are pleased to announce our third investment in Cepton as we work towards developing and commercializing next-generation automotive sensor technologies. Our partnership has developed over the years and Cepton remains a critical partner for us. This investment serves as a testament to our commitment towards Cepton and bringing lidar-based ADAS and AV systems to everyday vehicles,” said Mr. Michiaki Kato, Koito’s President.

Consummation of the investment is subject to, among other things, the approval of Cepton’s shareholders and satisfaction of applicable closing conditions. The investment is expected to close in the first quarter of 2023. More information regarding the investment and key terms of the Preferred Stock will be included in a Form 8-K to be filed by Cepton with the Securities and Exchange Commission.

Advisors

ICR Capital LLC is serving as exclusive financial advisor to Cepton and O’Melveny & Myers LLP is serving as legal counsel to Cepton. SMBC Nikko is serving as exclusive financial advisor to Koito and Davis Polk & Wardwell LLP and Nishimura & Asahi are serving as legal counsel to Koito.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms and/or conditions or that are not statements of historical matters. Cepton cautions readers of this press release that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Cepton’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction contemplated by the Investment Agreement, the terms of the Preferred Stock, including with respect to potential conversion or repurchase thereof, and the related rights and protections granted to Koito in connection therewith, the potential benefits of entering into and consummating the proposed transaction contemplated by the Investment Agreement, including with respect to Cepton’s financial position and ability to execute on commercialization and mass market deployment goals, the ability of Cepton to obtain necessary approvals, including the approval of Cepton’s shareholders for the Preferred Stock transaction, satisfying the applicable closing conditions for such proposed transaction contemplated by the Investment Agreement, and the timing thereof. These forward-looking statements should not be relied upon as representing Cepton’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Cepton undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Cepton

Cepton is a Silicon Valley innovator of lidar-based solutions for automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. With its patented lidar technology, Cepton aims to take lidar mainstream and achieve a balanced approach to performance, cost and reliability, while enabling scalable and intelligent 3D perception solutions across industries.

Cepton has been awarded a significant ADAS lidar series production award with Koito on the General Motors business. Cepton is also engaged with all Top 10 global OEMs.

Founded in 2016 and led by industry veterans with decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, CA and has a center of excellence facility in Troy, MI to provide local support to automotive customers in the Metro Detroit area. Cepton also has a presence in Germany, Canada, Japan, India and China to serve a fast-growing global customer base. For more information, visit www.cepton.com and follow Cepton on Twitter and LinkedIn.

About Koito

Under the corporate message, “Lighting for Your Safety”, Koito Manufacturing Co., Ltd. (Koito) has been marking a history of leadership in automotive lighting since its establishment in 1915. Today, the Koito Group consists of 31 companies located in 13 countries worldwide and provides products and services to customers all over the world, through the global network led by five major regions (Japan, Americas, Europe, China, and Asia). Its products, recognized for its high quality and advanced technology, are widely used by automotive makers worldwide. The company is responding to the future transformation of mobility through the development of next-generation lighting technologies and related equipment, control systems, and environmentally friendly products, materials, and production methods. For more information, please visit www.koito.co.jp/english.

Contacts

Cepton, Inc. Contacts

Investors: InvestorRelations@cepton.com

Media: Faithy Li, media@cepton.com

Koito Manufacturing Contacts

Public Relations Department, kouhou@koito.co.jp